Exhibit 99.2

CONVERTIBLE NOTE PURCHASE AGREEMENT

between

LEXINFINTECH HOLDINGS LTD.
(乐信控股有限公司)

and

PAGAC LEMONGRASS HOLDING I LIMITED

Dated as of September 11, 2019

i

ii

This CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on September 11, 2019, by and between:

(1)                                 LexinFintech Holdings Ltd. (乐信控股有限公司), a Cayman Islands exempted company (the “Company”); and

(2)                                 PAGAC Lemongrass Holding I Limited, a Cayman Islands exempted company (the “Purchaser”).

RECITALS

WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, the Notes (as defined below) upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1          Definitions.  As used herein, the following terms shall have the meanings set forth below:

“ADS” means American depositary shares, each representing two Class A Ordinary Shares.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Anticorruption Laws” mean laws, regulations or orders relating to anti-bribery or anticorruption (governmental or commercial) applicable to the business and dealings of the Company and each Subsidiary of the Company, including applicable laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment) to any Government Official, commercial entity, or other any other Person to obtain a business advantage; such as, without limitation, the PRC anticorruption laws, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights, and specific performance, injunctive relief, other equitable remedies and general equity principles.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or another day on which banks are required or authorized by Law to be closed in the PRC, Hong Kong or New York City.

“Class A Ordinary Shares” means Class A ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Class B Ordinary Shares” means the Class B ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Company” has the meaning set forth in the preamble.

“Company Representative” means the Company, any Subsidiary of the Company, or any director, officer, agent, employee, representative, consultant of the Company, or any other Person acting for or on behalf of the foregoing (individually and collectively).

“Company Termination Fee” has the meaning set forth in Section 6.3(b).

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding.

“Control” (including the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, provided that such power shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) of the outstanding voting securities of such Person or the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion Securities” has the meaning set forth in Section 3.1(c).

“Director Indemnification Agreement” means an indemnification agreement in respect of the PAG Director, to be entered into on the Closing Date by the Company and the PAG Director, in the form of the indemnification agreements to which the other directors of the Company are parties as of the Closing.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of pre-emption, third-party right or interests, put or call right, adverse claim of ownership or use, or other encumbrance of any kind, other than encumbrances created by virtue of the transactions contemplated by any Transaction Document.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 3.1(j).

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.2(a) and 3.2(b).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Entity” means (i) any national, federal, state, provincial, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clause (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or Controlled by any Person described in the foregoing clause (i), (ii) or (iii) of this definition, or (v) any political party.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office, (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF) or Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI); or (iv) any company, business, enterprise or other entity owned, in whole or in part, or Controlled by any Person described in the foregoing clause (i), (ii) or (iii) of this definition.

“Indemnified Liabilities” has the meaning set forth in Section 7.2(a).

“Indemnitees” has the meaning set forth in Section 7.2(a).

“Indemnitor” has the meaning set forth in Section 7.2(a).

“Intellectual Property” means any and all rights in any of the following: (a) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including rights in password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and patent applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (c) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights in writings, designs software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (e) database rights; (f) rights in Internet websites, domain names and applications and registrations pertaining thereto; (g) books and records pertaining to the foregoing; and (h) claims or causes of action arising out of past, present or future infringement or misappropriation of any of the foregoing.

“Judgment” has the meaning set forth in Section 3.1(n).

“Key Persons” has the meaning set forth in the Restrictions on Sale Agreement.

“knowledge” means, with respect to any Person, the actual or constructive knowledge of such Person’s executive officers (as defined in Rule 405 under the Securities Act) after due inquiry, including inquiry of other officers or employees of such Person.

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Loss Threshold” has the meaning set forth in Section 7.2(c).

“Material Adverse Effect” means a material adverse effect on (a) the business, properties, assets, liabilities, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the authority or ability of the Company to enter into the Transaction Documents and to perform its obligations thereunder; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any effect resulting from compliance with the terms and conditions of, or from the announcement of the transactions contemplated by the Transaction Documents, (ii) any effect that results from changes affecting any industry in which the Company or its Subsidiaries operate generally or the economy generally, (iii) any effect that results from changes affecting general worldwide economic or securities, credit or financial markets (including interest rates and exchange rates), so long as such changes in (ii) or (iii), as applicable, do not disproportionately affect the Company and its Subsidiaries taken as a whole in any material respect relative to other similarly situated industry participants, (iv) any pandemic, earthquake, typhoon, tornado or other natural disaster or similar force majeure event, or outbreak or escalation of hostilities or acts of war (whether or not declared) or terrorism, (v) any failure to meet any internal or public projections, forecasts, guidance or analysts’ expectations (but the underlying causes that lead to such failure are not exceptions to a Material Adverse Effect unless otherwise indicated in other enumerated exceptions in this paragraph), (vi) any change in the Company’s stock price or trading volume or in the Company’s credit rating (but the underlying causes that lead to such change are not exceptions to a Material Adverse Effect unless otherwise indicated in other enumerated exceptions in this paragraph), or (vii) changes or developments in GAAP, other applicable accounting rules or applicable Law, or the enforcement or interpretation thereof, or changes or developments in political, regulatory or legislative conditions, in each case as proposed, adopted or enacted after the date hereof.

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Company in effect from time to time.

“Money Laundering Laws” has the meaning set forth in Section 3.1(p).

“Nasdaq” means The Nasdaq Stock Market LLC (The Nasdaq Global Market).

“Net Purchase Price” means the Purchase Price minus the Upfront Fee.

“Notes” means one or more convertible senior notes issued by the Company to the Purchaser at Closing, the form of which is attached hereto as Exhibit A.

“Ordinary Shares” means the Class A Ordinary Shares and Class B Ordinary Shares, collectively.

“PAG Director” means such director of the Company as designated by the Purchaser pursuant to Section 4.2.

“Permits” has the meaning set forth in Section 3.1(o).

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Entity.

“PFIC” has the meaning set forth in Section 3.1(t).

“PRC” means the People’s Republic of China.

“Proceedings” has the meaning set forth in Section 3.1(n).

“Public Documents” means all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC from time to time pursuant to the Securities Act or the Exchange Act, together with all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference thereto.

“Purchaser” has the meaning set forth in the Preamble.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser Termination Fee” has the meaning set forth in Section 6.3(a).

“Registered Intellectual Property” has the meaning set forth in Section 3.1(q).

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Closing Date between the Company and the Purchaser, substantially in the form attached hereto as Exhibit B.

“Restrictions on Sale Agreement” means the Restrictions on Sale Agreement dated as of the Closing Date among (i) Wenjie XIAO, the Chief Executive Officer of the Company and the Chairman of the Board as of the Closing Date, (ii) Yi WU, the President of the Company as of the Closing Date, and (iii) the Purchaser, substantially in the form attached hereto as Exhibit C.

“Sanctions Law and Regulations” means (i) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or regulations of the US Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control law or regulation applicable to US-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the US Government at the prevailing point in time, (ii) any U.S. sanctions related to or administered by the U.S. Department of State, or (iii) any sanctions measures or embargos imposed by the United Nations Security Council, Her Majesty’s Treasury, the European Union or other relevant sanctions authority.

“Sanctions Target” means (i) any country or territory that is the subject of country-wide or territory-wide sanctions, including, as of the date of this Agreement, Iran, Cuba, Syria, Sudan and North Korea, (ii) a Person that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC or any equivalent list of sanctioned persons issued by the U.S. Department of State, or (iii) a Person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Sanctions Law and Regulations.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means any Ordinary Shares or any equity interest in, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company, and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any Ordinary Shares or such equity interest or shares of any class in the share capital of the Company.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiaries” has the meaning set forth in Section 3.1(d).

“Subsidiary” means, with respect to any specified Person, any other Person that is Controlled by such specified Person and, for the avoidance of doubt, the Subsidiaries of any Person shall include any Variable Interest Entity over which such Person or any of its Subsidiaries effects Control pursuant to contractual arrangements and which is consolidated with such Person in accordance with the accounting standards applicable to such Person.  For purposes of this Agreement and the other Transaction Documents, “Subsidiaries” of the Company include each of the Significant Subsidiaries.

“Transaction Documents” means this Agreement, the Notes, the Registration Rights Agreement, the Restrictions on Sale Agreement, and each of the other agreements and documents entered into or delivered thereunder or in connection with therewith.

“Upfront Fee” has the meaning set forth in Section 2.2.

“U.S.” or “United States” means the United States of America.

“Variable Interest Entity” means any corporation, partnership, limited partnership, limited liability company, limited liability partnership or other entity the accounts of which would be required to be consolidated with those of the Company in the Company’s consolidated financial statements if such financial statements were prepared in accordance with GAAP solely because of the application of Accounting Standards Codification Topic 810 (Consolidation).

“Voting Company Debt” has the meaning set forth in Section 3.1(d).

Section 1.2                              Interpretation.

(a)                                 The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(b)                                 In this Agreement, except as otherwise provided:

(i)                                     the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(ii)                                  where a reference is made herein to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of this Agreement;

(iii)                               the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole;

(iv)                              any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders;

(iv)                              references to a Person are also to its successors and permitted assigns; and

(v)                                 references to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

ARTICLE II
PURCHASE AND SALE OF THE NOTES

Section 2.1                              Sale and Issuance of the Notes.  Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Purchaser the Notes with an aggregate principal value of US$300,000,000, and the Purchaser shall subscribe for and purchase the Notes from the Company for an aggregate price of US$300,000,000 (being 100% of the face value thereof) (the “Purchase Price”).

Section 2.2                              Upfront Fee.  The Company agrees that, at and subject to the Closing, it shall pay to the Purchaser an upfront fee in an amount equal to 1.2% of the Purchase Price (the “Upfront Fee”), which shall be netted against the Purchase Price payable by the Purchaser at the Closing.

Section 2.3                              Closing.

(a)                                 The closing of the transactions set forth in Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures on September 16, 2019 or such other date as the parties hereto may mutually agree in writing (the “Closing Date”), so long as the conditions to the Closing set forth in Article V below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or duly waived as of the Closing Date.

(b)                                 At the Closing, the Purchaser shall (i) pay the Net Purchase Price in U.S. dollars by wire transfer of immediately available funds to a bank account designated in writing by the Company at least three (3) Business Days prior to the Closing Date, (ii) deliver to the Company the Director Indemnification Agreement, duly executed by the PAG Director, and (iii) deliver to the Company the Registration Rights Agreement and Restrictions on Sale Agreement, in each case duly executed by the Purchaser.

(c)                                  At the Closing, the Company shall deliver to the Purchaser:

(i)                                     the Notes, duly executed by the Company, with an aggregate principal value of US$300,000,000 dated as of the Closing Date and registered in the name of the Purchaser;

(ii)                                  a certified copy of the resolutions of the Board approving the entry into and execution of the Transaction Documents and the consummation of all transactions contemplated therein, the issuance of the Notes, and the appointment of the PAG Director;

(iii)                               a certified copy of the register of directors of the Company reflecting the appointment of the PAG Director to the Board;

(iv)                              a certificate of good standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands, dated a recent date before the Closing;

(v)                                 the Director Indemnification Agreement, duly executed by the Company;

(vi)                              the Registration Rights Agreement, duly executed by the Company;

(vii)                           the Restrictions on Sale Agreement, duly executed by the Key Persons; and

(viii)                        an opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Company, dated as of the Closing Date and substantially in the form attached hereto as Exhibit D.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1                              Representation and Warranties of the Company.  The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that, except as set forth in the Public Documents filed prior to the date hereof (without giving effect to any amendment thereto filed on or after the date of this Agreement and excluding disclosures of non-specific risks faced by the Company included in any forward-looking statement, disclaimer, risk factor disclosure or other similarly non-specific statements that are predictive and general in nature):

(a)                                 Organization and Qualification.  The Company is an exempted company with limited liability duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and each Subsidiary of the Company is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization.  Each of the Company and its Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted, and is duly qualified or licensed to do business in all material respects in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

(b)                                 Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder.  The execution, delivery and performance by the Company of the Transaction Documents, including the issuance of the Notes and the Conversion Securities, have been duly authorized by all necessary corporate action on the part of the Company.  Each Transaction Document has been or will be duly executed and delivered by the Company (or, in the case of the Restrictions on Sale Agreement, the Key Persons), and, assuming the due authorization, execution and delivery by the Purchaser or the PAG Director (as applicable), constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)                                  Valid Issuance.

(i)                                     The Notes have been duly authorized for issuance and sale to the Purchaser and, when issued and delivered by the Company against payment therefor by the Purchaser in accordance with the terms hereof, the Notes will be validly issued and constitute legally binding and valid obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(ii)                                  The Securities issuable upon the conversion of the Notes (the “Conversion Securities”) have been duly authorized and validly reserved for issuance.  When issued in compliance with the provisions of this Agreement, the Notes and the Memorandum and Articles, the Conversion Securities will be (A) validly issued, fully paid and non-assessable, (B) issued in compliance with applicable securities Laws, and (C) and free from any preemptive or similar rights or any Encumbrance (it being understood that the Conversion Securities may be subject to restrictions on transfer under the applicable securities Laws).

(d)                                 Capitalization; Significant Subsidiaries.

(i)                                     As of September 10, 2019, the authorized share capital of the Company consists of 5,000,000,000 shares with par value of US$0.0001 each, which is divided into 1,889,352,801 Class A Ordinary Shares, 110,647,199 Class B Ordinary Shares and 3,000,000,000 shares of such class or classes (however designated) as the Board may determine in accordance with the Memorandum and Articles, of which 253,289,542 Class A Ordinary Shares and 104,147,199 Class B Ordinary Shares are issued and outstanding.  The Company has not issued any shares of capital stock between September 10, 2019 and the Closing Date, except pursuant to the outstanding restricted share units or options set forth in paragraph (ii) below, or otherwise under the Company’s share incentive plans referred to in paragraph (ii) below.  All issued and outstanding Ordinary Shares and ADSs have been duly authorized and validly issued and are fully paid and non-assessable, were issued in compliance with applicable U.S. and other applicable securities Laws and were not issued in violation of any preemptive right, resale right, right of first refusal, or similar right.

(ii)                                  As of September 10, 2019, no restricted shares, 5,587,352 restricted share units, and options to purchase 13,707,422 Class A Ordinary Shares have been granted and outstanding under (A) the Company’s Share Incentive Plan adopted in 2014, as amended, and (B) the Company’s Share Incentive Plan adopted in 2017, as amended.

(iii)                               Except as contemplated under the Transaction Documents or as set forth in or pursuant to Section 3.1(d)(i) or 3.1(d)(ii), (A) no Securities were issued or outstanding; (B) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, Securities having the right to vote) on matters on which holders of the Ordinary Shares may vote generally (“Voting Company Debt”); (C) there are no Securities, stock-based performance units, share appreciation rights or other rights, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which the Company is bound, that obligate the Company or any of its Subsidiaries to issue or sell any Securities or Voting Company Debt; and (D) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Securities, stock-based performance units or share appreciation rights.

(iv)                              Other than the Subsidiaries disclosed in Exhibit 8.1 to the Company’s annual report on Form 20-F for the Company’s most recently completed fiscal year (the “Significant Subsidiaries”), there are no Subsidiaries that meet the definition of a “significant subsidiary” in Rule 1-02(w) of Regulation S-X under the Exchange Act.  All outstanding shares of capital stock or other securities of the Significant Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and all such shares or other securities are owned or controlled, directly or indirectly, by the Company free and clear of any Encumbrance.

(e)                                  No Conflicts.  The execution, delivery and performance by the Company of the Transaction Documents, including the issuance of the Notes and the Conversion Securities, will not (i) result in a violation of the Memorandum and Articles, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company is a party, or (iii) result in a violation of any Law applicable to the Company or by which any property or asset thereof is bound, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)                                   Consents.  Subject to the accuracy of the representations and warranties of the Purchaser in Section 3.2, the execution, delivery and performance by the Company of the Transaction Documents, including the issuance of the Notes and the Conversion Securities, do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Entity or any other Person, except for filings that may be required to be made with the SEC (e.g., a Form 6-K).

(g)                                  Offering.  Subject to the accuracy of the representations and warranties of the Purchaser in Section 3.2, the offer, sale and issuance of the Notes are exempt from the registration requirements of the Securities Act.  Without limiting the generality of the foregoing, neither the Company nor any Person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Notes, and no “directed selling efforts” as defined in Rule 902 of Regulation S under the Securities Act have been made in the United States by the Company or any person acting on its behalf in connection with the Notes.

(h)                                 Listing.  The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and the ADSs are listed on the Nasdaq, and the Company has taken no action to terminate the registration of the Ordinary Shares under the Exchange Act or delist the ADSs from the Nasdaq, nor has the Company received any notification that the SEC or the Nasdaq is currently contemplating terminating such registration or listing.  The Company is not in violation of any listing requirements of the Nasdaq and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of the ADSs from the Nasdaq in the foreseeable future.

(i)                                     Public Documents.  The Company has timely filed or furnished all Public Documents.  As of their respective filing or furnishing dates, the Public Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act as applicable to the respective Public Documents, and, other than as corrected, clarified or otherwise modified in a subsequent Public Document, none of the Public Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC or its staff.

(j)                                    Financial Statements.  As of their respective dates, the financial statements of the Company (including any related notes thereto) included in the Public Documents (the “Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) fairly presented the consolidated financial position of the Company as of the dates indicated therein and the consolidated results of operations, cash flows and changes in shareholders’ equity for the periods specified therein, except as corrected or clarified in a subsequent Public Document, and (iii) were prepared in accordance with GAAP applied on a consistent basis (except, in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements), except as disclosed therein and as permitted under the Exchange Act.

(k)                                 No Undisclosed Liabilities.  The Company and its Subsidiaries do not have any liabilities or obligations other than those (i) reflected on, reserved against, or disclosed in the Financial Statements or in the notes thereto, (ii) incurred in the ordinary course of business, (iii) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iv) arising under the Transaction Documents.  There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type that have not been so described in the Public Documents or the Financial Statements nor any obligations to enter into any such arrangements.

(l)                                     Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 or Rule 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure.  The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.  The Company’s management evaluated the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2018 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and concluded that such controls were effective as of December 31, 2018.  The Company’s independent registered accountant concluded in its opinion on financial statements that the Company maintained in all material respects effective internal control over financial reporting as of December 31, 2018.  Since December 31, 2018, there has been no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

(m)                             Absence of Changes.  Since December 31, 2018, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and there has not been any event, circumstance, development or change that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

(n)                                 Litigation.  None of the Company, any of its Subsidiaries, or any of their respective directors or officers, is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other claims, suits, actions or proceedings or governmental or regulatory investigations of any nature (“Proceedings”) against the Company or any of its Subsidiaries or their respective assets, except for any Proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the Company’s knowledge, threatened Proceedings that seek to restrain or enjoin the consummation of the transactions contemplated by the Transaction Documents.  There is no judgment, order, injunction or decree (“Judgment”) outstanding against Company, any of its Subsidiaries, any of their equity interests, material properties or assets, or any of their directors and officers (in their capacity as directors and officers), except for any Judgment which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)                                 Compliance with Applicable Laws; Permits.  The Company and each of its Subsidiaries have conducted their businesses in compliance with all applicable PRC, U.S. and other national, federal, provincial, state and other Laws except for noncompliance, if any, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) of, and have made all filings, applications and registrations with, any Governmental Entity that are required in order to carry on their business as currently conducted, except where the failure to have such Permits or to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)                                 Anticorruption and Sanctions.

(i)                                     No Company Representative has in the past five years violated any Anticorruption Laws, nor has the Company, any of its Subsidiaries or any Company Representative offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person under circumstances where such Company Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person: (i) for the purpose of influencing any act or decision of a Government Official in their official capacity, inducing a Government Official to do or omit to do any act in violation of their lawful duties, or securing any improper advantage; or (ii) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(ii)                                  No Company Representative has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law.  No Company Representative has received any notice, request, or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.1(q).

(iii)                               The Company and each Subsidiary of the Company have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, related parties, and Government Officials in accordance with GAAP.

(iv)                              The operations of the Company and its Subsidiaries have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions where the Company and its Subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”).  No proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, is threatened.

(v)                                 At no time during the past five years has the Company or any of its Subsidiaries violated applicable Sanctions Law and Regulations or knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that is a Sanctions Target, nor is the Company or any of its Subsidiaries currently engaged in any such activities.

(q)                                 Intellectual Property.  The Company and its Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses.  All material registered Intellectual Property and applications for registration of material Intellectual Property anywhere in the world that are owned or filed by the Company or a Subsidiary of the Company (collectively, “Registered Intellectual Property”) are owned by the Company or its Subsidiaries, free and clear of any Encumbrance.  All Registered Intellectual Property is subsisting, valid and enforceable, currently in compliance with any and all legal requirements necessary to maintain the validity and enforceability thereof and not subject to any outstanding Judgment materially and adversely affecting the Company use thereof or rights thereto or that would materially impair the validity or enforceability thereof.  The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe or otherwise violate any proprietary right or Intellectual Property of any third party, except for such infringements and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  There are no infringements or other violations of any Intellectual Property owned by the Company or any of its Subsidiaries by any third party, except for such infringements and violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r)                                    Variable Interest Entities.  Each of the entities set forth in Schedule I hereto is a Variable Interest Entity.  The Company Controls the Variable Interest Entities through a series of contractual arrangements, and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or any material terms of such contractual arrangements.

(s)                                   Transactions With Directors and Officers.  None of the directors and executive officers of the Company named in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2018 (or in any subsequent Public Documents filed or furnished by the Company with the SEC on or prior to the Closing Date) is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner, other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits.

(t)                                    Passive Foreign Investment Company.  The Company does not expect to be a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297(a) of the United States Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder for the taxable year ending December 31, 2019 and future taxable years, and the Company has no plan or intention to conduct its business in a manner that would be reasonably expected to result in the Company becoming a PFIC in the future under current laws and regulations.

(u)                                 Investment Company.  The Company is not, and immediately after receipt of the proceeds from issuance of the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(v)                                 Brokers and Finders.  Neither the Company nor any Person authorized by the Company to act on its behalf is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Purchaser for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

(w)                               No Additional Representations.  The Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Company to the Purchaser in accordance with the terms thereof.

Section 3.2                              Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date that:

(a)                                 Organization.  The Purchaser is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite power and authority to carry on its business as currently being conducted.

(b)                                 Authorization; Enforcement; Validity.  The Purchaser has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.  The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of the Purchaser.  Each Transaction Document to which the Purchaser is a party has been or will be duly executed and delivered by the Purchaser (or, in the case of the Director Indemnification Agreement, the PAG Director), and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)                                  No Conflicts.  The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party will not (i) result in a violation of the organizational or constitutional documents of the Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser is a party, or (iii) result in a violation of any Law applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under the Transaction Documents to which it is a party.  There are no pending or, to the Purchaser’s knowledge, threatened Proceedings that seek to restrain or enjoin the consummation of the transactions contemplated by the Transaction Documents.

(d)                                 Consents.  Subject to the accuracy of the representations and warranties of the Company in Section 3.1, the execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Entity or any other Person, except for filings that may be required to be made with the SEC.

(e)                                  Status and Investment Intent.

(i)                                     The Purchaser is either (A) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act or (B) not a “U.S. person” within the meaning of Regulation S under the Securities Act.

(ii)                                  The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Notes, and is capable of bearing the economic risks of such investment.

(iii)                               The Purchaser is acquiring the Notes for its own account and not with a view to the distribution thereof in violation of the Securities Act.

(iv)                              The Purchaser was not identified or contacted through the marketing of the transactions contemplated by this Agreement.  The Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts.

(v)                                 The Purchaser acknowledges that the Notes are “restricted securities” that have not been registered under the Securities Act or any applicable state securities Law, and may only be offered, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act.

(f)                                   Sufficient Funding.  The Purchaser will have at its disposal sufficient funding on the Closing Date to pay the Net Purchase Price and consummate the transactions contemplated hereby.

(g)                                  Restrictive Legend.  The Purchaser understands that each share certificate representing any Class A Ordinary Shares received by the Purchaser upon conversion of the Notes will be endorsed, until no longer required, with the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS.  THESE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THESE SECURITIES IN VIOLATION OF THE FOREGOING RESTRICTIONS SHALL BE NULL AND VOID.

(h)                                 Brokers and Finders.  Neither the Purchaser nor any Person authorized by the Purchaser to act on its behalf is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Company for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

(i)                                     No Additional Representations.  The Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Purchaser to the Company in accordance with the terms thereof.

ARTICLE IV
COVENANTS

Section 4.1                              Reservation of Shares.  At any time when any portion of the Notes is outstanding, the Company shall maintain a reserve from its duly authorized but unissued shares, sufficient Class A Ordinary Shares to enable the Company to comply with its obligations to issue the Conversion Securities upon the conversion of the Notes in accordance with the terms and conditions of the Notes.

Section 4.2                              Board Representation.  The Company shall take all necessary or desirable actions as may be required under applicable Law and the Memorandum and Articles to (a) cause an individual designated by the Purchaser in consultation with the Company to be appointed as the initial PAG Director at the Closing, and (b) for so long as the Purchaser (collectively with its Affiliates) beneficially owns Notes and/or Conversion Securities that represent no less than 50% of the Notes and/or Conversion Securities owned by the Purchaser immediately after the Closing (in each case on an as-converted basis and as appropriately adjusted to reflect any share split, share dividend, consolidation, reclassification, recapitalization or similar event affecting the Conversion Securities), cause the same individual or another individual designated by the Purchaser in consultation with the Company to be re-elected or appointed as the PAG Director from time to time after the Closing.  In the event that the Purchaser (collectively with its Affiliates) ceases to meet the beneficial ownership threshold set forth in the preceding sentence, the Purchaser shall cause the PAG Director to promptly resign from the Board upon the Company’s written request.

Section 4.3                              Compliance and Other Actions Prior to Closing.  Except as contemplated under the Transaction Documents, from the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to (a) conduct its business and affairs in the ordinary course of business, and (b) not take any action, or omit to take any action, that would reasonably be expected to make (i) any of its representations and warranties in the Transaction Documents untrue as of the Closing Date, or (ii) any of the conditions precedent set forth in Sections 5.1 and 5.2 not to be satisfied on the Closing Date.

Section 4.4                              Information Rights.  For so long as the Purchaser (collectively with its Affiliates) beneficially owns Notes and/or Conversion Securities that represent no less than 50% of the Notes and/or Conversion Securities owned by the Purchaser immediately after the Closing (in each case on an as-converted basis and as appropriately adjusted to reflect any share split, share dividend, consolidation, reclassification, recapitalization or similar event affecting the Conversion Securities), the Company shall permit, and shall cause each of its Significant Subsidiaries to permit, the Purchaser or its representatives, during normal business hours following reasonable notice by the Purchaser to the Company and to the extent not materially interfering with the business of the Company or that Significant Subsidiary, to (i) visit and inspect any of the properties of the Company or any of its Significant Subsidiaries, (ii) examine the books of account and records of the Company or any of its Significant Subsidiaries, and (iii) discuss the affairs, finances and accounts of the Company or any of its Significant Subsidiaries with the directors, officers, and management employees of the Company or any of its Significant Subsidiaries.

Section 4.5                              Directors and Officers Insurance.  The Company shall as from the Closing maintain or procure the maintenance of reasonable director and officer indemnity insurance policies with one or more reputable insurance companies in respect of all directors of the Company.  In all such insurance policies, the PAG Director shall be named as an insured in such a manner as to provide such PAG Director the same rights and benefits as are accorded to the most favorably insured of the Company’s directors.

Section 4.6                              Lockup.  The Purchaser shall not, without the prior written consent of the Company, transfer, resell, pledge or otherwise encumber the Note or any portion thereof during the period starting on the Closing Date and ending on the ninetieth (90th) day after the Closing Date.

Section 4.7                              Further Assurances.  Each party hereto agrees to use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement on a timely basis.  The parties shall cooperate with each other and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of the Transaction Documents, subject to the terms and conditions thereof and compliance with applicable Law.

ARTICLE V
CONDITIONS PRECEDENT

Section 5.1                              Conditions to Each Party’s Obligations.  The obligations of the parties to consummate the transactions contemplated under this Agreement are subject to the satisfaction, on the Closing Date, of the following condition:

(a)                                 No Law or Judgment entered by or with any Governmental Entity with competent jurisdiction shall be enacted, enforced or issued and in effect that enjoins or prohibits or fundamentally alters the terms of the transactions contemplated by the Transaction Documents.

Section 5.2                              Conditions to the Purchaser’s Obligations.  The obligations of the Purchaser to consummate the transactions contemplated under this Agreement are subject to the satisfaction, on the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(a)                                 The representations and warranties of the Company contained in Section 3.1 hereof shall be true and correct as of the date hereof and as of the Closing Date in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct to such extent).

(b)                                 The Company shall have performed and complied with, in all material respects, the covenants, obligations and agreements required under the Transaction Documents to be performed or complied with by the Company on or prior to the Closing Date, including providing all deliverables set forth in Section 2.3(c) hereof.

(c)                                  There shall not exist or have occurred any event, circumstance, development or change that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

(d)                                 The Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying to the satisfaction of the conditions specified in Sections 5.2(a), (b) and (c) above.

Section 5.3                              Conditions to the Company’s Obligations.  The obligations of the Company to consummate the transactions contemplated under this Agreement are subject to the satisfaction, on the Closing Date, of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)                                 The representations and warranties of the Purchaser contained in Section 3.2 hereof shall be true and correct as of the date hereof and as of the Closing Date in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct to such extent).

(b)                                 The Purchaser shall have performed and complied with, in all material respects, the covenants, obligations and agreements required under the Transaction Documents to be performed or complied with by the Purchaser on or prior to the Closing Date, including providing all deliverables set forth in Section 2.3(b) hereof.

(c)                                  The Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Purchaser, certifying to the satisfaction of the conditions specified in Sections 5.3(a) and (b) above.

ARTICLE VI
TERMINATION

Section 6.1                              Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)                                 by mutual written agreement of the parties hereto;

(b)                                 by either party hereto if any Law or final, non-appealable injunction or order shall have been enacted or issued which has the effect of prohibiting the transactions contemplated hereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to a party if the issuance of such Law, injunction or order was initiated by, or primarily due to a breach by, such party of this Agreement;

(c)                                  by either party hereto if the Closing shall not have occurred within 180 days of the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available to any party if the failure of the Closing to occur on or prior to such date was primarily due to a breach by such party of this Agreement;

(d)                                 by the Purchaser if there is a material breach by the Company of any of its representations, warranties, covenants, obligations or agreement hereunder that would give rise to failure of the conditions set forth in Section 5.2 to be satisfied, which breach is not cured within 20 Business Days following the Purchaser’s delivery of a written notice thereof to the Company;

(e)                                  by the Company if there is a material breach by the Purchaser of any of its representations, warranties, covenants, obligations or agreement hereunder that would give rise to failure of the conditions set forth in Section 5.3 to be satisfied, which breach is not cured within 20 Business Days following the Company’s delivery of a written notice thereof to the Purchaser;

(f)                                   by the Company if (i) all of the conditions set forth in Section 5.1 and Section 5.2 have been satisfied or, in the case of any condition set forth in Section 5.2, waived by the Purchaser (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Company has notified the Purchaser in writing that all conditions set forth in Section 5.3 have been satisfied or that the Company is willing to irrevocably waive any unsatisfied conditions in Section 5.3, and the Company is ready, willing and able to consummate the transactions contemplated by this Agreement (it being agreed that such notice shall not be given earlier than the Closing Date), and (iii) the Purchaser fails to consummate the transactions contemplated by this Agreement within three (3) Business Days following the Company’s delivery of such notice (and such failure is not primarily caused by the Company); or

(g)                                  by the Purchaser if (i) all of the conditions set forth in Section 5.1 and Section 5.3 have been satisfied or, in the case of any condition set forth in Section 5.3, waived by the Company (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Purchaser has notified the Company in writing that all conditions set forth in Section 5.2 have been satisfied or that the Purchaser is willing to irrevocably waive any unsatisfied conditions in Section 5.2, and the Purchaser is ready, willing and able to consummate the transactions contemplated by this Agreement (it being agreed that such notice shall not be given earlier than the Closing Date), and (iii) the Company fails to consummate the transactions contemplated by this Agreement within three (3) Business Days following the Purchaser’s delivery of such notice (and such failure is not primarily caused by the Purchaser).

Section 6.2                              Effect of Termination.  If this Agreement is terminated pursuant to Section 6.1, it shall become null and void and of no further force and effect, except that the provisions of this Section 6.2, Section 6.3 and Article VII shall remain in full force and effect; provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination.

Section 6.3                              Purchaser Termination Fee; Company Termination Fee.

(a)                                 In the event this Agreement is terminated pursuant to Section 6.1(f), the parties hereto agree that the Company shall have suffered a loss of value of an incalculable nature and amount, unrecoverable in Law, and the Purchaser shall pay to the Company a fee of US$60,000,000 (the “Purchaser Termination Fee”), it being understood that in no event shall the Purchaser be required to pay the Purchaser Termination Fee on more than one occasion.  The Purchaser Termination Fee shall be payable in immediately available funds by wire transfer no later than five (5) Business Days after such termination.

(b)                                 In the event this Agreement is terminated pursuant to Section 6.1(g), the parties hereto agree that the Purchaser shall have suffered a loss of value of an incalculable nature and amount, unrecoverable in Law, and the Company shall pay to the Purchaser a fee of US$60,000,000 (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.  The Company Termination Fee shall be payable in immediately available funds by wire transfer no later than five (5) Business Days after such termination.

(c)                                  The parties hereto acknowledge and agree that (i) the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where the Purchaser Termination Fee or the Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the Purchaser Termination Fee or the Company Termination Fee, as applicable, is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate the Company or the Purchaser, as applicable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without these agreements, the parties hereto would not enter into this Agreement.  Accordingly, if the Purchaser or the Company fails to timely pay the amount due pursuant to this Section 6.3, and, in order to obtain such payment, the Company or the Purchaser, as applicable, commences a suit, action or other proceeding that results in a judgment in its favor, the Purchaser or the Company, as applicable, shall pay to the Company or the Purchaser, as applicable, its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.

ARTICLE VII
MISCELLANEOUS

Section 7.1                              Survival.  Other than the Fundamental Representations, which shall survive the Closing indefinitely, the representations and warranties of the parties set forth in Article III shall survive the Closing until the date that is 18 months after the Closing.  All of the covenants, obligations and agreements of the parties contained in this Agreement shall survive the Closing until fully performed in accordance with their terms.

Section 7.2                              Indemnification.

(a)                                 From and after the Closing, each party (the “Indemnitor”) shall indemnify, defend and hold harmless the other party, its Affiliates and their respective officers, directors, employees and agents (collectively, the “Indemnitees”) from and against any and all suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith, including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of or arising out of the breach by the Indemnitor of any representation, warranty, covenant, obligation or agreement contained in the Transaction Documents.

(b)                                 No Indemnitor shall be liable for any Indemnified Liabilities in respect of punitive damages.  No Indemnitee shall be entitled to recover from the Indemnitor more than once in respect of the same Indemnified Liabilities suffered.

(c)                                  No Indemnitor shall be entitled to recover any Indemnified Liabilities, other than with respect to breaches of Fundamental Representations, until such time as the aggregate amount of all such Indemnified Liabilities that have been suffered or incurred by any one or more Indemnitees exceeds US$3,000,000 (the “Loss Threshold”), provided, however, that (i) once the aggregate amount of all such Indemnified Liabilities exceeds the Loss Threshold, the Indemnitor shall be liable for all such Indemnified Liabilities (including the Loss Threshold), and (ii) only for the purpose of determining the amount of Indemnified Liabilities under this Section 7.2(c) (and not for determining whether any misrepresentation or breach of representations or warranties have occurred), the representations and warranties herein shall be deemed to have been made without being qualified by “materiality” or “Material Adverse Effect” or similar qualifiers, except that this item (ii) shall not apply to the extent that (x) any such representation or warranty relates to whether a Material Adverse Effect has occurred, or (y) any such qualifier is used to limit or restrict an exception from any such representation or warranty.

(d)                                 The maximum aggregate amount of Indemnified Liabilities that the Indemnitees will be entitled to recover, other than with respect to breaches of any Fundamental Representations, shall be limited to US$150,000,000.  The maximum aggregate amount of Indemnified Liabilities that the Indemnitees will be entitled to recover for breaches of Fundamental Representations (inclusive and not in duplication of the amounts referred to in the preceding sentence) shall be limited to US$300,000,000.

(e)                                  The amount of any Indemnified Liabilities for which indemnification is provided under this Section 7.2 shall be reduced by (i) any amounts that have been actually and irrevocably recovered by any Indemnitee from any third party, and (ii) any insurance proceeds or other cash receipts or source of reimbursement that have been actually and irrevocably received by any Indemnitee, in each case with respect to such Indemnified Liabilities and net of any costs of recovery.  If any amount to be reduced under this Section 7.2(e) from any payment required under this Section 7.2 is determined after the date on which the Indemnitor has paid such indemnification claim, the Indemnitee shall reasonably promptly reimburse the Indemnitor any amount that the Indemnitor would not have had to pay had such determination been made at the time of such indemnification payment by the Indemnitor.

(f)                                   Notwithstanding any other provision contained herein and except in the case of fraud or willful misconduct, the remedies contained in this Section 7.2 shall be the sole and exclusive monetary remedy of the Indemnitees for any claim arising out of or resulting from this Agreement and the other Transaction Documents; provided that the foregoing shall not limit a party’s right to seek specific performance or other equitable remedies in any court of competent jurisdiction.

(g)                                  Notwithstanding any other provision contained herein, no limitation or exceptions with respect to the obligations or liabilities on either party provided hereunder shall apply to Indemnified Liabilities incurred by any Indemnitee arising due to the fraud or willful misconduct of an Indemnitor.

Section 7.3                              Costs and Expenses.  Each party shall bear and pay its own costs, fees and expenses incurred in connection with the Transaction Documents and the transactions contemplated thereby.

Section 7.4                              Confidentiality.  Except as required by applicable Law, the existence, status and provisions of the Transaction Documents, the status and content of any discussion between the Company and the Purchaser, and any information exchanged between the parties and their respective Affiliates and representatives in connection with the Transaction Documents and the transactions contemplated thereby, will be kept confidential by the parties and will not be disclosed by any of them to any third party without the prior written consent of the other party, unless such information is or becomes known to the recipient from a source other than the parties, or is or becomes publicly known; provided that any party may disclose such information to (a) its Affiliates, partners, financing providers and any officer, director, employee, adviser, accountant or representative of such party or its Affiliates, partners or financing providers, on a need-to-know and confidential basis, and (b) to any Governmental Entity having jurisdiction over such party or its Affiliates.

Section 7.5                              Governing Law; Dispute Resolution.

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws thereunder.

(b)                                 Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including its existence, validity, interpretation, performance, breach or termination hereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.  The law of this arbitration clause shall be Hong Kong law.  The seat of arbitration shall be Hong Kong.

(c)                                  It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 7.6                              Notices.  All notices and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon receipt, when delivered personally; (b) one Business Day after deposit with an internationally recognized overnight courier service; or (c) when sent by confirmed electronic mail if sent during normal business hours of the recipient, or if not, then on the next Business Day, in each case properly addressed to the party to receive the same.  The addresses of the parties for such communications are:

If to the Company:

LexinFintech Holdings Ltd. (乐信控股有限公司)

Address:	27/F CES Tower No. 3099 Keyuan South Road Nanshan District, Shenzhen 518052 The People’s Republic of China
Email:	[Email address]
Attention:	Jay Wenjie Xiao

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Address:	c/o 42/F Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong
Email:	[Email address]
Attention:	Z. Julie Gao

If to the Purchaser:

PAGAC Lemongrass Holding I Limited

Address:	15F, AIA Central
1 Connaught Road Central, Hong Kong
Email:	[Email address]
Attention:	Jon Lewis

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Address:	Unit 908, 9th Floor, Kerry Parkside Office
No. 1155 Fang Dian Road Pudong New Area, Shanghai 201204 The People’s Republic of China
Email:	[Email address]
Attention:	Niping Wu

A party may change or supplement the addresses given above by giving the other party written notice thereof in the manner set forth above.

Section 7.7                              Successors and Assigns; No Third Party Beneficiaries.

(a)                                 Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party; provided, however, that the Purchaser may assign any of its rights, interests or obligations hereunder to any of its Affiliates without the consent of the Company.

(b)                                 This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 7.8                              Specific Performance.  The parties hereto acknowledge and agree that irreparable harm would occur for which money damages would not be an adequate remedy if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that, in addition to any other remedies at law or in equity, each party hereto shall be entitled to injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

Section 7.9                              Amendment; Waiver.

(a)                                 This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto.

(b)                                 The observance of any provision in this Agreement may be waived only by the written consent of the party against whom such waiver is to be effective.  No failure or delay on the part of any party to exercise any right hereunder shall operate as waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 7.10                       Entire Agreement.  This Agreement and the other Transaction Documents, together with all the schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement of the parties with respect to the subject matters hereof and thereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to such subject matters.

Section 7.11                       Severability.   If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties.  In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 7.12                       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

LEXINFINTECH HOLDINGS LTD. (乐信控股有限公司)

By:	/s/ Wenjie Xiao
Name: Wenjie Xiao
Title: Chairman and Chief executive officer

[Signature Page to Convertible Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

PAGAC LEMONGRASS HOLDING I LIMITED

By:	/s/ David Jaemin Kim
Name: David Jaemin Kim
Title: Authorized Signatory

[Signature Page to Convertible Note Purchase Agreement]

LIST OF SCHEDULES AND EXHIBITS

Schedule I	List of Variable Interest Entities

Exhibit A	Form of Convertible Note

Exhibit B	Form of Registration Rights Agreement

Exhibit C	Form of Restrictions on Sale Agreement

Exhibit D	Form of Cayman Legal Opinion

Schedule I

List of Variable Interest Entities

Consolidated Affiliated Entities:

Shenzhen Xinjie Investment Co., Ltd., a PRC company

Beijing Lejiaxin Network Technology Co., Ltd., a PRC company

Shenzhen Qianhai Dingsheng Asset Management Co., Ltd., a PRC company

Shenzhen Mengtian Technology Co., Ltd., a PRC company

Shenzhen Fenqile Network Technology Co., Ltd., a PRC company

Subsidiaries of Consolidated Affiliated Entities:

Ji’an Fenqile Network Microcredit Co., Ltd., a PRC company

Shenzhen Fenqile Trading Co., Ltd., a PRC company

Shenzhen Lexin Financing Guarantee Co., Ltd., a PRC company

Shenzhen Qianhai Juzi Information Technology Co., Ltd., a PRC company

Shenzhen Tiqianle Network Technology Co., Ltd., a PRC company

Shenzhen Dingsheng Computer Technology Co., Ltd., a PRC company

Exhibit A

Form of Convertible Note

Exhibit B

Form of Registration Rights Agreement

Exhibit C

Form of Restrictions on Sale Agreement

Exhibit D

Form of Cayman Legal Opinion